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                                                                    Exhibit 99.2
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                                      Sections of Virginia Stock Corporation Act
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Sections 13.1-692.1, 13.1-697, 13.1-698, 13.1-702, 13.1-703 and 13.1-704 of the
Virginia Stock Corporation Act, which governs the Registrant. Such sections provide as follows:

     Section 13.1-692.1 Limitation on liability of officers and directors; exception.

           A. In any proceeding brought by or in the right of a corporation or brought by or on behalf of shareholders of the corporation, the damages assessed against an officer or director arising out of a single transaction, occurrence or course of conduct shall not exceed the lesser of:

                1. The monetary amount, including the elimination of liability, specified in the articles of incorporation or, if approved by the shareholders, in the bylaws as a limitation on or elimination of the liability of the officer or director; or

                2. The greater of (i) $100,000 or (ii) the amount of cash compensation received by the officer or director from the corporation during the twelve months immediately preceding the act or omission for which liability was imposed.

           B. The liability of an officer or director shall not be limited as provided in this section if the officer or director engaged in willful misconduct or a knowing violation of the criminal law or of any federal or state securities law, including, without limitation, any claim of unlawful insider trading or manipulation of the market for any security.

           C. No limitation on or elimination of liability adopted pursuant to this section may be affected by any amendment of the articles of incorporation or bylaws with respect to any act or omission occurring before such amendment.

     Section 13.1-697.  Authority to indemnify.

           A. Except as provided in subsection D of this section, a corporation may indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if:

                1.   He conducted himself in good faith; and

                2.   He believed:

                     a. In the case of conduct in his official capacity with the corporation, that his conduct was in its best interests; and

                     b. In all other cases, that his conduct was at least not opposed to its best interests; and

                3. In the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

           B. A director's conduct with respect to an employee benefit plan for a purpose he believed to be in the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirement of subdivision 2.b of subsection A of this section.

           C. The termination of a proceeding by judgment, order, settlement or conviction is not, of itself, determinative that the director did not meet the standard of conduct described in this section.
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           D.   A corporation may not indemnify a director under this section:

                1. In connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or

                2. In connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him.

           E. Indemnification permitted under this section in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

     Section 13.1-698.  Mandatory indemnification.

     Unless limited by its articles of incorporation, a corporation shall indemnify a director who entirely prevails in the defense of any proceeding to which he was a party because he is or was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding.

     Section 13.1-702.  Indemnification of officers, employees and agents.

     Unless limited by a corporation's articles of incorporation,

           1. An officer of the corporation is entitled to mandatory indemnification under Section 13.1-698, and is entitled to apply for court-ordered indemnification under Section 13.1-700.1, in each case to the same extent as a director; and

           2. The corporation may indemnify and advance expenses under this article to an officer, employee, or agent of the corporation to the same extent as to a director.

     Section 13.1-703.  Insurance.

     A corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee, or agent of the corporation, or who, while a director, officer, employee, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, against liability asserted against or incurred by him in that capacity or arising from his status as a director, officer, employee, or agent, whether or not the corporation would have power to indemnify him against the same liability under Section 13.1-697 or Section 13.1-698.

     Section 13.1-704.  Application of Article.

           A. Unless the articles of incorporation or bylaws expressly provide otherwise, any authorization of indemnification in the articles of incorporation or bylaws shall not be deemed to prevent the corporation from providing the indemnity permitted or mandated by this article.

           B. Any corporation shall have the power to make any further indemnity, including indemnity with respect to a proceeding by or in the right of a corporation, and to make additional provision for advances and reimbursement of expenses, to any director, officer, employee or agent that may be authorized by the articles of incorporation or any bylaw made by the shareholders or any resolution adopted, before or after the event, by the shareholders, except an

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indemnity against (i) his willful misconduct, or (ii) a knowing violation of the criminal law. Unless the articles of incorporation, or any such bylaw or resolution expressly provide otherwise, any determination as to the right to any further indemnity shall be made in accordance with Section 13.1-701B. Each such indemnity may continue as to a person who has ceased to have the capacity referred to above and may inure to the benefit of the heirs, executors and administrators of such a person.

           C. No right provided to any person pursuant to this section may be reduced or eliminated by any amendment or the articles of incorporation or bylaws with respect to any act or omission occurring before such amendment.

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